Exhibit 10.48

AMENDMENT TO GAS PURCHASE AND SALES AGREEMENT

THIS AMENDMENT TO GAS PURCHASE AND SALES AGREEMENT (this "Amendment"), dated as of August 20, 2003, is by and between Public Service Electric and Gas Company ("PSE&G"), a New Jersey corporation, and North Jersey Energy Associates, A Limited Partnership ("NJEA"), a New Jersey limited partnership (each a "Party", and collectively the "Parties").

WITNESSETH:
WHEREAS, NJEA owns a nominal 300 MW natural gas-fired electricity and steam generating plant located in the borough of Sayreville, New Jersey (the "Facility");

WHEREAS, NJEA and Jersey Central Power & Light Company ("JCP&L") entered into a Power Purchase Agreement dated as of October 22, 1987, as amended to date ("the Existing PPA"), pursuant to which the Facility requires up to 57,500 dekatherms per day of natural gas to generate the electric power and steam required to meet NJEA's contractual sales obligations thereunder;

WHEREAS, NJEA and PSE&G entered into a Gas Purchase and Sales Agreement dated as of May 4, 1989, as amended to date (the "Gas Purchase Agreement"), which provides, among other things, for (1) PSE&G to provide gas transportation service to NJEA over the PSE&G system in order to deliver gas that NJEA has procured for the Facility, (2) the sale of gas to PSE&G by NJEA on certain peak days for PSE&G's system supply and (3) the purchase by NJEA of a portion of its gas requirements for the Facility from PSE&G;

WHEREAS, NJEA and JCP&L have entered into an Amended and Restated Power Purchase Agreement dated as of May 16, 2003 (the "Amended and Restated Power Purchase Agreement"), that amends the Existing PPA and alters NJEA's gas supply requirements for the Facility;

WHEREAS, NJEA is a party to the firm gas transportation and gas storage contracts listed on Exhibit 1 hereto (collectively, the "Transportation and Storage Contracts");

WHEREAS, in anticipation of the effectiveness of the Amended and Restated Power Purchase Agreement, NJEA and PSE&G seek to amend the Gas Purchase Agreement to provide for, among other things, the supply of NJEA's total fuel requirements for the Facility; and

WHEREAS, NJEA and PSEG Energy Resources and Trade, LLC ('ERT") intend to enter into an agreement (the "Capacity Transfer Agreement") providing for the permanent release, assignment or other transfer of NJEA's rights and obligations under the Transportation and Storage Contracts to ERT.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Agreement as follows:

Section 1. Conditions Precedent.
Section 1.1. The rights and obligations of NJEA and PSE&G under this Amendment are expressly made subject to the following conditions precedent:
(A) Approval by the New Jersey Board of Public Utilities of this Amendment in a final and non-appealable written order that is acceptable to each of NJEA and PSE&G in its sole discretion;

(B) The Amended and Restated Power Purchase Agreement shall have become effective in accordance with the terms set forth therein which terms include New Jersey Board of Public Utilities approval acceptable to NJEA in its sole discretion;

(C) NJEA's receipt of all approvals, ratings, affirmations, certifications, confirmations, waivers or other acknowledgements from or in respect of its third party lenders that NJEA, in its sole discretion, determines are necessary for it to undertake amendment of the Gas Purchase Agreement as provided for in this Amendment without violating or causing a default under any of the agreements currently in place with respect to financing relating to the Facility;

(D) NJEA shall have obtained all necessary partnership approvals for this Amendment; and

(E) The Capacity Transfer Agreement, with terms and conditions acceptable to each of NJEA and ERT, shall have become effective in accordance with the terms set forth therein as determined by each of NJEA and PSE&G in its sole discretion.

If the conditions specified above are not satisfied or waived by the Party or Parties entitled to the benefit thereof by December 15, 2003, then this Amendment may be terminated by either Party on thirty (30) days written notice delivered to the other Party at the address specified in Section 14.6 of the Gas Purchase Agreement with each Party retaining their rights to take any actions they believe necessary to protect their interests. Provided, however, that if during such 30-day notice period all of the conditions precedent described in the immediately preceding sentence are satisfied or waived by both Parties, such termination shall not be effective. NJEA and PSE&G will use reasonable commercial efforts to satisfy the conditions stated in Sections 1(A) and 1(E), including, without limitation, the filing of a petition, within five (5) Business Days from the date first above written, with the NJBPU by PSE&G seeking approval of this Amendment. NJEA will use reasonable commercial efforts to satisfy the conditions stated in Section 1(B), 1(C) and 1(D).

Section 2. Amendment to Article I - Definitions. The definitions set forth in Article 1 of the Gas Purchase Agreement are hereby amended as follows:

(A) Add "Additional Service Charge" means an additional fixed monthly charge payable by NJEA to PSE&G for a one (1) year period commencing on each anniversary of the Effective Date based on the total volumes of gas NJEA utilizes pursuant to Sales Service, Extended Gas Service and/or Redelivery Service (due to an interruption pursuant to Section 7) during the immediately preceding one (1) year period or during any successive one (1) year period through the term of the Agreement equal to the amounts set forth in Schedule 1 hereto; provided, however, that such amounts shall be pro rated for any partial calendar month.

(B) Add "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New Jersey are required or authorized to be closed.
(C) Add "Capacity Transfer Agreement" means the Capacity Transfer Agreement between ERT and NJEA, dated as of August, 2003, as amended to date.
(D) Add "Daily Nomination Quantity" means the daily quantity of gas specified in NJEA's notice to PSE&G pursuant to Section 4.4.1., adjusted as provided in Section 4.4.2.
(E) Add "Eastern Prevailing Time" means either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time.

(F) Add "Effective Date" means the date specified as the Effective Date in a written notice delivered by NJEA to PSE&G which date shall not occur prior to, nor more than 60 days following, the date on which each of the conditions precedent set forth in Section 1 of the Amendment to the Gas Purchase Agreement dated as of August 20, 2003, have been satisfied or waived by both parties.

(G) Add "ERT" means PSEG Energy Resources and Trade, LLC, and its successors and permitted assigns under the Capacity Transfer Agreement.
(H) Add "Excess Amount" has the meaning given in Section 9.6(a).
(I) Add "Exposure" means, as of any Business Day (i) the total of amounts currently accrued, owing and not yet paid from NJEA to PSE&G pursuant to this Agreement, less (ii) NJEA Exposure.

(J) Add "Gas Daily Price" means, for any Day, the arithmetic average of (i) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Texas Eastern, zone M-3" and (ii) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Transco, zone 6 N.Y."

(K) Add "Gas Day" means a period of consecutive hours beginning 10:00 a.m. (Eastern Prevailing Time) and ending 10:00 a.m. (Eastern Prevailing Time) the following calendar day.
(L) Add "NJBPU" means the New Jersey Board of Public Utilities.
(M) Add "NJEA Exposure" means, as of any Business Day (i) the total of amounts currently accrued, owing and not yet paid from PSE&G to NJEA pursuant to this Agreement.
(N) Add "NJEA Guarantee(s)" means one or several documents reasonably acceptable to PSE&G that guarantees NJEA's performance under this Agreement.
(O) Add "NJEA Guarantor" means an entity that provides an NJEA Guarantee.

(P) Add "NJEA Threshold" means, as of any Business Day the total aggregate limit of liability in force and effect as of such Business Day with NJEA Guarantors, plus $1,000,000. In the event the credit rating of an NJEA Guarantor falls below that of investment grade by a major rating agency, or if PSE&G has reasonable grounds for insecurity as to the ability of an NJEA Guarantor to perform its obligations under the NJEA Guarantee it has issued, the NJEA Threshold shall be decreased by the amount of the guaranty provided by said NJEA Guarantor.

(Q) Add "Performance Assurance" means (i) cash, or (ii) letters of credit from a Qualified Institution and in a form reasonably acceptable to PSE&G, or (iii) additional guarantees or other performance assurances reasonably acceptable to PSE&G.

(R) Add "Qualified Institution" means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof, having assets of at least $10 billion and a minimum "A" senior unsecured debt rating (or, if unavailable, corporate issuer rating discounted one notch) from S&P or "A2" from Moody's.

(S) Add "Texas Eastern" has the meaning given in Section 6.1.3.
(T) Add "Transco" has the meaning given in Section 6.1.3.

(U) Add "Transfer Deadline" means (i) with respect to a demand for posting or return of Performance Assurance received on or before 1 p.m. (Eastern Prevailing Time), the close of the next following Business Day, and (ii) with respect to a demand for posting or return of Performance Assurance received after 1 p.m. (Eastern Prevailing Time), the close of the second Business Day following the date of the demand.

(V) Delete the following definitions: 1.1. CIG Tariff; 1.2. Commercial Date; 1.7. Facility Test Date; 1.8. Firm Supply Demand Charge Per Dekatherm; 1.9. Firm Supply Component Quantity; 1.10. Fuel Oil Cost Per Dekatherm; 1.12. Interim Period; 1.13. Interim Sales Service; 1.14. Maximum Daily Interim Sales Quantity; 1.16. Maximum Daily Transportation Quantity; 1.17. Maximum Daily Winter-Seasonal Sales Quantity; 1.18 Maximum Daily Winter-Seasonal Transportation Quantity; 1.21 Peak Gas Service Credit; 1.27. Storage Component Quantity; 1.28. Storage-related Demand Charge Per Dekatherm; 1.29. Test Period; 1.30. Test Period Sales Service; 1.31. Transportation Service; 1.32. Winter-Seasonal Sales Service; and 1.33 Winter-Seasonal Transportation Service.

(W) Amend and restate the definition of "Extended Gas Service" as follows: "Extended Gas Service" means the sale and delivery of gas to NJEA by PSE&G on days when the Sales Service is interrupted by PSE&G under Section 7.1.

(X) Amend the definition of "Extended Gas Service Charge" by deleting the words will be $0.80 per dekatherm in 1988 and substituting therefor the words was $1.4840 per dekatherm in 2001.
(Y) Amend the definition of "Maximum Daily Sales Quantity" by adding the words and shall be equal to 57,500 dekatherms per day at the end of the sentence.
(Z) Amend the definition of "Month" by deleting the number 8:00 twice and substituting therefor the number 10:00.

(AA) Amend and restate the definition of "Redelivery Service" as follows: "Redelivery Service" means the service under which PSE&G will redeliver to NJEA any gas delivered to PSE&G by NJEA up to the Maximum Daily Sales Quantity (or as otherwise mutually agreed to by the parties on a case-by-case basis) pursuant to Section 4.2.2. on days when Extended Gas Service is interrupted by PSE&G under Section 7.2. or pursuant to Section 14.9.

(BB) Amend the definition of "Sales Service" by deleting the words after the Commercial Date.

(CC) Amend and restate the definition of "Service Charge" as follows: "Service Charge" means, for any Month, a charge payable by NJEA to PSE&G in an amount equal to $200,000.00, provided, however, that such amount shall be pro rated for any partial calendar month.

Section 3. Amendments to Article II - Conditions Precedent and Article III - Gas Supply.
Section 3.1. Article II is amended and restated as follows:
Article II - [RESERVED]
Section 3.2. Article III is amended and restated as follows:
Article III - [RESERVED]
Section 4. Amendments to Article IV - Service Obligations.
Section 4.1. Section 4.1.1. is amended and restated as follows:

4.1.1. Commencing on the Effective Date, or such other date as may be agreed to by PSE&G and NJEA, and on each day thereafter during the term of this Agreement, PSE&G agrees to deliver and sell the Daily Nomination Quantity, but in no event more than the Maximum Daily Sales Quantity, all in accordance with the terms of this Agreement.

Section 4.2. Section 4.1.2. is hereby amended by deleting the words consistent with efficiently meeting the needs of its other customers and adding the word then before the words PSE&G agrees to sell.
Section 4.3. Section 4.1.3. is hereby amended and restated as follows:
4.1.3. The price for the Sales Service will be determined in accordance with Section 6.1. Sales Service will be subject to interruption only as provided in Section 7.1.

Section 4.4. Section 4.2. Transportation Service is deleted. Section 4.3. Test Period Sales Service is deleted. Section 4.4. Interim Sales Service and Redelivery Service is deleted. Section 4.6. Winter-Seasonal Services is deleted.

Section 4.5. Section 4.5. Extended Gas Service is renumbered Section 4.2. and amended and restated as follows:
4.2. Extended Gas Service

4.2.1. For the full remaining term of this Agreement, NJEA hereby elects to take Extended Gas Service for each winter season (which winter season commences on November 1 of a calendar year and continues through March 31 of the next calendar year). The Extended Gas Service will be at the price specified in Section 6.2., and will be subject to interruption only as provided in Section 7.2. The daily quantity that PSE&G is obligated to deliver of Extended Gas Service will be equal to the Daily Nomination Quantity, but in no event greater than the Maximum Daily Sales Quantity.

4.2.2. If PSE&G interrupts Extended Gas Service on any Day pursuant to Section 7.2., PSE&G will use reasonable efforts to provide Redelivery Service to NJEA and such Redelivery Service shall be included in the applicable Service Charge or Additional Service Charge (if applicable at the time). Unless agreed to otherwise by PSE&G, Redelivery Service due to an interruption pursuant to Section 7 will be limited to gas supplied and delivered by or on behalf of NJEA to PSE&G at Transco's Sayreville Metering and Regulating Station in Sayreville, New Jersey. NJEA affirms that PSE&G has no obligation to effect such Redelivery Service if, in PSE&G's sole judgment, such redelivery shall have an adverse effect on PSE&G, its operations, or its other customers.

Section 4.6. Section 4.7. Delivery Parameters is renumbered Section 4.3.
Section 4.7. Section 4.7.1. is renumbered Section 4.3.1. and amended by deleting the words sold or in the second sentence. Section 4.7.2. is renumbered Section 4.3.2.

Section 4.8. Section 4.7.3. is renumbered Section 4.3.3. and amended by (A) inserting the words or on behalf of immediately following the words Gas delivered to PSE&G by in the first sentence, (B) deleting the words under the Transportation Service and substituting therefor the words pursuant to Section 4.2.2. in the first sentence and (C) deleting the word facility and substituting therefor the words Facility in the last sentence.

Section 4.9. Section 4.8. is renumbered Section 4.4., re-title Scheduling of Service. and amended as follows:
(A) Section 4.8.1. is renumbered Section 4.4.1. and amended and restated as follows:

4.4.1. By 10:00 a.m. (Eastern Prevailing Time) on the Business Day immediately preceding any Gas Day, NJEA will provide notice to PSE&G of (i) the Daily Nomination Quantity for such Gas Day and (ii) the estimated hourly usage schedule for such Gas Day.

(B) Section 4.8.2. is renumbered Section 4.4.2. and amended and restated as follows:

4.4.2. By 6:00 p.m. (Eastern Prevailing Time) on the day immediately preceding any Gas Day, NJEA will provide notice to PSE&G if NJEA elects to increase or decrease the Daily Nomination Quantity provided pursuant to Section 4.4.1. The parties acknowledge that such election is afforded to NJEA to accommodate NJEA's good faith predictions regarding Facility operations (including, without limitation, the outcome of the Facility bid) for such Gas Day. Accordingly, PSE&G shall have the right to reject an election by NJEA pursuant to this Section 4.4.2. if, in PSE&G's reasonable judgment, NJEA has demonstrated a frequent abuse of such election by consistently nominating a Daily Nomination Quantity pursuant to Section 4.4.1. and subsequently altering the amount of such Daily Nomination Quantity pursuant to this Section 4.4.2. without regard to Facility operations (including, without limitation, the outcome of the Facility bid) for such Gas Day. If NJEA elects to increase the Daily Nomination Quantity, then PSE&G shall use commercially reasonable efforts to obtain the increased amount of gas.

(C) Section 4.8.3. is deleted.
Section 4.10. A new Section 4.5. entitled Daily and Monthly Imbalances and Penalties is added to read as follows:

4.5.1. Notwithstanding the Daily Nomination Quantity for any Gas Day, the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day may vary from such amount and any such variance or imbalance may result in gas imbalances as described below. Daily gas imbalance charges shall be calculated as follows:

4.5.1.1. If on any Gas Day the quantity of gas reflected in PSE&G's meter data for the Facility is less than ninety percent (90%) of the Daily Nomination Quantity for such Gas Day, then NJEA shall pay PSE&G an amount equal to (i) the difference between ninety percent (90%) of the Daily Nomination Quantity for such Gas Day and the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day multiplied by (ii) ten percent (10%) of the Gas Daily Price. The parties acknowledge that NJEA shall not be obligated to pay the per dekatherm charge under Section 6.1.1. for any gas that is not reflected in PSE&G's meter data for the Facility.

4.5.1.2. If on any Gas Day the quantity of gas reflected in PSE&G's meter data for the Facility is greater than one hundred ten percent (110%) of the Daily Nomination Quantity for such Gas Day, then NJEA shall pay PSE&G an amount equal to (i) the difference between the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day and one hundred ten percent (110%) of the Daily Nomination Quantity for such Gas Day multiplied by (ii) ten percent (10%) of the Gas Daily Price.

4.5.2. Any amounts payable by NJEA to PSE&G pursuant to application of Sections 4.5.1.1. and 4.5.1.2. shall be added to the amounts payable by NJEA hereunder as described in Section 6.1.4.

4.5.3. If NJEA is utilizing Redelivery Service due to an interruption pursuant to Section 7, then NJEA shall deliver (or arrange for delivery of) a quantity of gas to PSE&G that is sufficient to accommodate the quantity of gas that NJEA is taking pursuant to Redelivery Service. If NJEA fails to deliver (or arrange for delivery of) such quantity of gas to PSE&G, then PSE&G may suspend deliveries of gas to the Facility until such time as the delivery of such quantity of gas to PSE&G commences.

4.5.4. If at any time NJEA is utilizing gas at the Facility at a rate other than a uniform hourly rate and PSE&G determines, in its reasonable discretion based upon good gas industry practices, that the integrity of all or a portion of its gas distribution system is being jeopardized because of such utilization, or one of the transporters delivering gas to PSE&G enforces uniform hourly take restrictions, then PSE&G may limit the amount of gas redelivered to the Facility each hour to one twenty-fourth (1/24th) of the Daily Nomination Quantity or the gas NJEA is delivering to PSE&G.

4.5.5. During periods when Sales Service is being utilized or Redelivery Service pursuant to Section 14.9. is being utilized, if after receiving notice of a suspension or limitation in accordance with this Agreement NJEA continues to utilize a quantity of gas which is inconsistent with such suspension or limitation during the duration of any such suspension or limitation, then NJEA shall be subject to a penalty equal to ten dollars ($10) per dekatherm multiplied by the difference between the actual gas utilization by NJEA and the volume of gas that is allowed for utilization by NJEA consistent with such suspension or limitation during such time period. During periods when Redelivery Service due to an interruption pursuant to Section 7 is being utilized or Extended Gas Service is being utilized, if after receiving notice of a suspension or limitation in accordance with this Agreement NJEA continues to utilize a quantity of gas which is inconsistent with such suspension or limitation during the duration of any such suspension or limitation, NJEA shall be subject to a penalty equal to twenty-five dollars ($25) per dekatherm multiplied by the difference between the actual gas utilization by NJEA and the volume of gas that is allowed for utilization by NJEA consistent with such suspension or limitation during such time period. In addition to the foregoing penalties, NJEA shall be responsible for any penalties assessed on or against PSE&G by an interstate pipeline serving the PSE&G system due to NJEA's refusal to reduce gas usage after notification or suspension.

4.5.6. Notwithstanding any provision in this Agreement to the contrary, NJEA shall be excused from accepting gas due to a force majeure pursuant to Article XIII and the quantity of gas that NJEA does not accept due to force majeure shall be deemed to have not been included in any Daily Nomination Quantities relating to the Gas Day on which such force majeure occurs or is continuing. In addition, the quantity of any gas deliveries that are curtailed, adjusted or suspended by PSE&G pursuant to this Agreement or that are not delivered to NJEA due to a PSE&G default shall be deemed to have not been included in any Daily Nomination Quantity relating to the Gas Day on which such curtailment, adjustment, suspension or default occurs.

Section 5. Amendments to Article V - Quantities.
Section 5.1. Article V is amended and restated as follows:
Article V - [RESERVED]
Section 6. Amendments to Article VI - Price.
Section 6.1. Section 6.1. is re-titled Sales Service, Extended Gas Service and Service Charge.
Section 6.2. Section 6.1.1. is amended and restated as follows:

6.1.1. Subject to Sections 4.5. and 6.1.2., the per dekatherm charge to NJEA for Sales Service for the quantity of gas reflected in PSE&G's meter data for the Facility on any Gas Day is an amount equal to the Gas Daily Price. Subject to Sections 4.5. and 6.1.2., the monthly charge to NJEA for Sales Service will be the sum of the daily quantities of gas reflected in PSE&G's meter data for the Facility multiplied by the respective Gas Daily Price.

Section 6.3. Section 6.1.2. is amended and restated as follows:

6.1.2. Upon at least ten (10) Business Days' notice to PSE&G before the beginning of any Month, NJEA may elect to purchase a fixed amount of the Sales Service gas during such Month at a price equal to the arithmetic average of (i) the monthly gas "Index Price" published in Inside FERC "Gas Market Report" under "Market Center Spot-Prices", "Northeast", "Texas Eastern, zone M-3" and (ii) the monthly gas "Index Price" published in Inside FERC "Gas Market Report" under "Market Center Spot-Prices", "Northeast", "Transco, zone 6 N.Y.", each published on or about the fifth Business Day of each month. Upon PSE&G's receipt of such notice, NJEA shall be obligated to purchase the elected fixed amount of Sales Service gas at the monthly price described in the preceding sentence at an equal daily amount for the respective Month. All Sales Service gas purchased in excess of the elected portion shall be purchased at the Gas Daily Price described in Section 6.1.1.

Section 6.4. A new Section 6.1.3. is added as follows:

6.1.3. The gas indices described in this Section 6.1. are intended by the parties to reflect the market price of natural gas delivered to PSE&G at its city gate interconnection with Transcontinental Gas Pipeline ("Transco") and Texas Eastern Transmission Corporation ("Texas Eastern"). In the event any index ceases to be published, ceases to be determined substantially as such index is determined on the Effective Date or ceases to be representative of the market price of natural gas delivered to PSE&G at its city gate interconnection with Transco and Texas Eastern, then the parties shall meet as soon thereafter as possible to identify a replacement index or indices (as the case may be) with the intent of such replacement(s) being to represent the market price of natural gas delivered to PSE&G at its city gate interconnection with Transco and Texas Eastern.

Section 6.5. A new Section 6.1.4. is added as follows:
6.1.4. The monthly charge to NJEA for the Sales Service and Extended Gas Service shall be adjusted to reflect any amount payable by NJEA pursuant to Section 4.5.
Section 6.6. Section 6.2. is deleted in its entirety.

Section 6.7. Section 6.4. Winter-Seasonal Service is deleted in its entirety. Section 6.5. Redelivery Service is deleted in its entirety. Section 6.6. Charges for Gas Retained by PSE&G is deleted in its entirety.

Section 6.8. Section 6.3. is renumbered Section 6.2. and amended and restated as follows:
6.2. The monthly charge to NJEA for Extended Gas Service will be the quantity of gas reflected in PSE&G's meter data for the Facility under such service multiplied by the Extended Gas Service Charge.
Section 6.9. A new Section 6.3. is added as follows:
6.3. Service Charge

Commencing on the Effective Date and continuing for the remainder of the term of this Agreement, NJEA shall pay PSE&G (a) a monthly Service Charge that is a fixed amount per Month regardless of the amount of gas or service provided by PSE&G hereunder and (b) a monthly Additional Service Charge as set forth in Schedule 1 hereto, as applicable.

Section 7. Amendments to Article VII - Interruption of Service.
Section 7.1. Section 7.1. is deleted. Section 7.3. is deleted.
Section 7.2. Section 7.2. is renumbered Section 7.1. and amended and restated as follows:

7.1. The Sales Service for any Day will be subject to interruption by PSE&G if PSE&G notifies NJEA that the Mean Daily Temperature Forecast for Newark, New Jersey (issued within twenty four (24) hours of the notice of interruption and based on the then most current readings and data) is equal to or less than 22 degrees Fahrenheit. PSE&G will provide NJEA with as much notice as possible but no less than eight (8) hours notice of any interruption of service to the Facility pursuant to this Section 7.1. Any deliveries of gas during interruption of Sales Service pursuant to this Section 7.1. will be delivered by PSE&G to NJEA under Extended Gas Service pursuant to Section 4.2.1. In no event shall NJEA have the obligation to obtain or procure gas from any other source in the event of an interruption to Gas Service pursuant to this Section 7.1.

Section 7.3. Section 7.4. is renumbered Section 7.2. and amended and restated as follows:

7.2 Extended Gas Service for any Day will be subject to interruption by PSE&G if PSE&G notifies NJEA that the Mean Daily Temperature Forecast for Newark, New Jersey (issued within twenty four (24) hours of the notice of interruption and based on the then most current readings and data) is 14 degrees Fahrenheit or below. PSE&G will provide NJEA with as much notice as possible but no less than eight (8) hours notice of any interruption of service to the Facility pursuant to this Section 7.2. Any deliveries of gas during interruption of Extended Gas Service pursuant to this Section 7.2. may be replaced with gas delivered by NJEA to PSE&G and transported and delivered by PSE&G to NJEA pursuant to Redelivery Service as provided in Section 4.2.2. In no event shall NJEA have the obligation to obtain or procure replacement gas from any source in the event of an interruption to Extended Gas Service pursuant to this Section 7.2.

Section 8. Amendments to Article VIII - Facilities.
Section 8.1. Section 8.2. is deleted. Section 8.3. is deleted. Section 8.4. is deleted. Section 8.5. is deleted.
Section 8.2. Section 8.6. is renumbered Section 8.2. and amended by deleting the words New Jersey Board of Public Utilities and substituting therefor the word NJBPU.
Section 9. Amendments to Article IX - Accounting.
Section 9.1. Section 9.1.1(a) is deleted. Section 9.1.1(b) is deleted. Section 9.1.1(f) is deleted. Section 9.1.1(g) is deleted. Section 9.1.1(h) is deleted.
Section 9.2. Section 9.1.1(c) is renumbered Section 9.1.1(a).
Section 9.3. Section 9.1.1(d) is renumbered Section 9.1.1(c) and amended and restated as follows:
(c) the Service Charge and the Additional Service Charge, as applicable, determined in accordance with Section 6.3., for the preceding month; plus
Section 9.4. Section 9.1.1(e) is renumbered Section 9.1.1(b) and amended by deleting the number 6.3 and substituting therefor the number 6.2.
Section 9.5. Section 9.1.1(i) is renumbered Section 9.1.1(d).
Section 9.6. Section 9.1.1(j) is renumbered Section 9.1.1(e).
Section 9.7. Section 9.1.2(a) is deleted. Section 9.1.2(b) is deleted.
Section 9.8. Section 9.1.2(c) is renumbered Section 9.1.2(a).
Section 9.9. Section 9.1.2(d) is renumbered Section 9.1.2(b).
Section 9.10. Section 9.1.5. is amended by: (A) deleting both references to 9.1.1(i) and substituting therefor the number 9.1.1(d) and (B) deleting 10.4 and substituting therefor the number 10.3.
Section 9.11. Section 9.2. is amended by deleting the words Facility Test Date and substituting therefor the words Effective Date.

Section 9.12. Section 9.4 is amended by deleting the third sentence in its entirety and substituting therefor the following: If any such failure to pay continues for 15 days after written protest by the party to whom such amount is due, such party may suspend performance under this Agreement and take any action provided in Section 9.6. upon notice to the other party; provided, however, that if either party in good faith disputes the amount of any such bill or any part thereof, and pays to the other party such amount as it concedes to be correct, and at any time thereafter within 15 days of a demand by the billing party, furnishes good and sufficient Performance Assurance, guaranteeing payment to the billing party of the amount ultimately found to be due under such bill after a final determination, reached either by agreement, arbitration or judgment of a court, then the billing party will not be able to suspend performance under this Agreement or seek other action provided in Section 9.6.

Section 9.13. A new Section 9.6. is added to read as follows:
9.6 Performance Assurance

(a) If, on any Business Day, the Exposure of PSE&G exceeds the NJEA Threshold, PSE&G may demand that NJEA deliver Performance Assurance to PSE&G in an amount equal to the amount by which such Exposure exceeds the NJEA Threshold (such amount hereinafter the "Excess Amount"). NJEA grants to PSE&G a first priority security interest in any and all Performance Assurance held by such other party from time to time. If, as of any Business Day, the aggregate amount of Performance Assurance held by PSE&G exceeds the Excess Amount by an amount greater than $250,000, PSE&G shall return Performance Assurance to NJEA in an amount such that, after giving effect to any such return, PSE&G holds Performance Assurance in an amount equal to not more than the sum of the Excess Amount plus $250,000, provided, however, that if PSE&G's Exposure is less than the NJEA Threshold, PSE&G shall return all Performance Assurance then held by it or its designee to NJEA.

(b) The act of posting or returning of Performance Assurance may only be requested on a Business Day, and the party receiving such request, if obliged to post or return Performance Assurance pursuant to Section 9.6(a) above, shall post or return such Performance Assurance by the Transfer Deadline. All deposits of Performance Assurance shall be rounded up to the nearest integral multiple of $250,000 and all returns of Performance Assurance shall be rounded down to the nearest integral multiple of $250,000.

(c) In the event that NJEA fails to post the Performance Assurance pursuant to this Section 9.6. by the Transfer Deadline, then an event of default shall be deemed to occur and PSE&G shall be entitled to suspend provision of Sales Service, Extended Gas Service, and Redelivery Service, as applicable, until such time that such default has been cured.

(d) In the event that NJEA fails to pay amounts owed to PSE&G under this Agreement when due, PSE&G may setoff such amounts owed against amounts held by PSE&G as Performance Assurance and/or PSE&G may proceed to collect on any NJEA Guarantee(s); provided, however, that with respect to any such setoff, PSE&G shall provide NJEA with written notification of such setoff, and the obligations so setoff shall be deemed satisfied and discharged in full for all purposes under this Agreement.

(e) In the event that PSE&G fails to comply with this Section 9.6. by complying with a proper request by NJEA pursuant to Section 9.6(a) to return amounts held by PSE&G as Performance Assurance, NJEA shall be entitled to set off any and all amounts due and owing under this Agreement against such Performance Assurance; provided, however, that with respect to any such setoff, NJEA shall provide PSE&G with written notification of such setoff, and the obligations so setoff shall be deemed discharged in full for all purposes under this Agreement.

(f) The costs of posting and maintaining Performance Assurance in the form of a letter of credit shall be borne by NJEA. Performance Assurance held by PSE&G in the form of cash will accrue interest for the benefit of NJEA at the average Federal Funds Effective Rate for the period of time the funds are on deposit. The Federal Funds Effective Rate is published daily on the Federal Reserve website (http://www.federalreserve.gov/releases/h15/update/). Upon receipt of NJEA's interest invoice, PSE&G will deliver to NJEA not later than the third Business Day after such receipt, all such interest accruing in the previous calendar month, except to the extent that any such transfer would result in PSE&G being entitled to a call for Performance Assurance from NJEA hereunder.

(g) The credit requirements contained in this Section 9.6. shall continue in force and effect in the event this Agreement is assigned pursuant to Section 14.5. unless the parties agree otherwise in writing.

Section 10. Amendments to Article X - Term.
Section 10.1. Section 10.1. is amended and restated as follows:

10.1. The term of this Agreement will expire on August 13, 2011. During the Term of this Agreement, NJEA and PSE&G agree that the Sales Services, Extended Gas Service and Redelivery Service provided under this Agreement will be the sole sources of gas supply for the Facility.

Section 10.2. Section 10.1.1. is deleted. Section 10.1.2. is deleted. Section 10.1.3. is deleted. Section 10.2. is deleted.

Section 10.3. Section 10.3. is renumbered Section 10.2. and amended by (A) deleting the words New Jersey Board of Public Utilities and substituting therefor the word NJBPU and (B) deleting the number 1.26 and substituting therefor the number 1.35.

Section 10.4. Section 10.4. is renumbered Section 10.3. and is amended by (A) deleting the words subject to the limitations specified in subsections a), b), and c) of this Section 10.4 in the second sentence, (B) deleting all text after the words tax is applicable will terminate in the third sentence and (C) adding the following sentence to the end: NJEA agrees that notwithstanding anything contained herein to the contrary, the Service Charge and the Additional Service Charge, as applicable, will continue to accrue on a monthly basis and NJEA will not be excused from paying such amounts due to a termination pursuant to this Section 10.3. for two (2) years following the effective date of such termination.

Section 10.5. Section 10.5. is deleted.
Section 11. Amendments to Article XI - Regulatory Approvals.

Section 11.1. Section 11.1. is amended by (A) deleting the word approval in the second sentence and substituting therefor the word jurisdiction and (B) deleting the words New Jersey Board of Public Utilities in the first sentence and substituting therefor the word NJBPU.

Section 11.2. Section 11.1.1. is deleted.
Section 12. Amendments to Article XII - Possession, Title and Warranty.
Section 12.1. Section 12.1. is deleted.
Section 12.2. Section 12.2. is renumbered Section 12.1.

Section 12.3. Section 12.3. is renumbered Section 12.2. and amended by: (A) adding the word and before the words their successors and assigns in the first sentence and (B) adding the words and its successors and assigns before the words harmless from all suits in the second sentence.

Section 13. Amendments to Article XIII - Force Majeure.

Section 13.1. Section 13.1. is amended by (A) deleting the words or NJEA before the words to acquire gas in (h) and renumbering (h) to (j), (B) renumbering (i) to (k) and (C) adding a new (h) and (i) to read:

(h) a partial or full interruption in the generating capability of the Facility due to any unplanned component failure (immediate, delayed, postponed, or startup failure) or any other condition that requires the applicable unit to be removed from service, or prevents the unit from going into service, including (without limitation) (1) any inability to successfully start-up and commence generation following a period during which the Facility has not been operational for any reason and (2) any unplanned or planned interruption in the generating capability of the Facility in order to conduct repair, replacement, maintenance or diagnostic activity to avoid loss or serious injury or damage to persons or property that NJEA reasonably expects to occur within ten (10) days after the beginning of the interruption if the repair, replacement, maintenance or diagnostic activity is not performed;

(i) the existence of a physical or operational condition and/or the occurrence of an event on the PSE&G system which in PSE&G's reasonable judgment: (i) is imminently likely to endanger life or property or (ii) impairs and/or imminently will impair: (a) PSE&G's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its customers and/or (b) the safety and/or reliability of PSE&G's system;

Section 13.2. Section 13.2. is amended by adding the following sentence to the end: NJEA agrees that notwithstanding anything contained herein to the contrary, the Service Charge and the Additional Service Charge, as applicable, will continue to accrue on a monthly basis and NJEA will be not be excused from paying such amounts by reason of a force majeure.

Section 14. Amendments to Article XIV - Miscellaneous.
Section 14.1. Section 14.3. is amended by deleting the words including, without limitation of the foregoing, the Precedent Agreement between the parties.
Section 14.2. Section 14.5.1(c) deleted.
Section 14.3. A new Section 14.5.1(c) is added to read as follows:

(c) NJEA, its successor or permitted assignee may assign any of its rights, titles and interests hereunder to existing and future lenders secured, in whole or in part, by interests in the Facility or NJEA or affiliates of NJEA; and

Section 14.4. A new Section 14.5.6. is added to read as follows:

14.5.6. An entity that assumes the obligations of the assigning party in Section 14.5.1(a) or (d) shall be required to satisfy the reasonable credit standards of the non-assigning party before the assignment may become effective.

Section 14.5. Section 14.6. is amended by adding the words demands for posting or other correspondence related to Performance Assurance pursuant to Section 9.6., before the words written notices and invoices. NJEA's address in Section 14.6. is amended and restated as follows:

To NJEA:

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o ESI Northeast Energy GP, Inc., Its General Partner
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Business Manager
Facsimile: (561) 304-5161

Section 14.6. PSE&G's address in Section 14.6. is amended and restated as follows:
To PSE&G:
Public Service Electric & Gas Company 80 Park Plaza PO Box 570-14 Newark, New Jersey 07107 Attention: Peter Collette Facsimile: (973) 430-5519
Section 14.7. Section 14.7. is amended by (A) deleting the words pipeline rate schedule, after the words event that a and (B) deleting the words rate schedule, after the words upon a replacement.
Section 14.8. A new Section 14.9. is added to read as follows:
Redelivery Service Due to PSE&G Default

14.9. Upon the occurrence of any default by PSE&G in the performance of its Sales Service and Extended Gas Service obligations hereunder, NJEA shall be entitled to mitigate its damages resulting therefrom by obtaining gas from a third party and causing such gas to be delivered to PSE&G at any location where PSE&G is authorized to receive gas deliveries (subject to capacity availability and PSE&G's ability to receive gas at such point(s) at that time) and PSE&G shall transport and deliver such gas utilizing Redelivery Service. All quantities of gas obtained by NJEA from third parties pursuant to this Section 14.9. shall not be included in the calculation of the total volumes of gas NJEA utilizes for purposes of calculating any applicable Additional Service Charge.

Section 15. Miscellaneous.
(a) Capitalized terms used herein not otherwise defined in this Amendment shall have the meaning ascribed to them in the Gas Purchase Agreement.

(b) This Amendment contains the entire agreement and understanding between PSE&G and NJEA as to the subject matter of this Amendment and supersedes all prior agreements, representations and discussions between them concerning the subject matter of this Amendment. PSE&G and NJEA each represents and warrants to the other that in entering into this Amendment, it has not relied on any promise, inducement, representation, warranty, agreement or statement not set forth in this Amendment.

(c) After the Effective Date and upon the request of either Party, the Parties shall use reasonable and good faith efforts to agree upon, execute and deliver a consolidated Amended and Restated Gas Purchase Agreement reflecting the terms of the Gas Purchase Agreement as amended by this Amendment.

(d) The Parties hereby acknowledge and agree that any conflicts or disputes arising between them with respect to the Gas Purchase Agreement relating to (1) events or circumstances occurring prior to the Effective Date shall be resolved by reference to the provisions of the Gas Purchase Agreement as in effect prior to the Effective Date and without reference to this Amendment or (2) events or circumstances occurring on or after the Effective Date shall be resolved by reference to the provisions of the Gas Purchase Agreement as amended by this Amendment, in each case irrespective of when the claim related thereto is first asserted.

(e) This Amendment may not be altered or modified by either PSE&G or NJEA except by instrument in writing executed by both of them.

(f) PSE&G and NJEA each represents and warrants to the other that the person who signs below on its behalf has authority to execute this Amendment on its behalf without the further concurrence or approval of any person, entity or court, and that all requisite approvals to enter into, and bind PSE&G and NJEA, as applicable, to this Amendment have been obtained as of the date of such execution on behalf of such Party.

(g) This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
IN WITNESS WHEREOF the parties have caused this Amendment to be executed by their duly authorized officers or agents, as applicable, as of the day and year first above written.

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
By:	FREDERICK W. LARK

Name: Frederick W. Lark Title: Vice President - Business Analysis
NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By: Northeast Energy, LP, its general partner
By: ESI Northeast Energy GP, Inc., Its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

EXHIBIT 1
TRANSPORTATION AND STORAGE CONTRACTS
1.	Firm Transportation Service Agreement dated as of February 28, 1994, by and between CNG Transmission Corporation, a Delaware Corporation, (now Dominion Transmission Corporation) and NJEA.
2.

Service Agreement Applicable to the Storage of Natural Gas under Rate Schedule GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation, a Delaware corporation, (now Dominion Transmission Corporation) and NJEA.

3.

Service Agreement Applicable to the Transportation of Natural Gas under Rate Schedule FT-GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation, a Delaware corporation, (now Dominion Transmission Corporation) and NJEA.

4.	Service Agreement for Rate Schedule FTS-5 dated February 16, 1994, by and between Texas Eastern Transmission Corporation, a Delaware corporation, and NJEA.
5.	Firm Transportation Service Agreement dated as of February 1, 2003, by and between Transcontinental Gas Pipe Line Corporation, a Delaware Corporation, and NJEA.

SCHEDULE 1
ADDITIONAL SERVICE CHARGE
The Additional Service Charge shall be calculated as follows:
OVERAGE		ADDITIONAL SERVICE CHARGE
Volumes of gas NJEA utilizes above 6 bcf/year but less than or equal to 10 bcf/year pursuant to:		$60,000/Month
-	Sales Service
-	Extended Gas Service and/or
-	Redelivery Service due to an interruption pursuant to Section 7
Volumes of gas NJEA utilizes above 10 bcf/year pursuant to:		$100,000/Month
-	Sales Service
-	Extended Gas Service and/or
-	Redelivery Service due to an interruption pursuant to Section 7